Exhibit 99.1

THIS OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON [—], 20091

ENTECH SOLAR, INC.

SUBSCRIPTION RIGHTS CERTIFICATE FOR COMMON STOCK

PRICE: $0.1092 PER SHARE

Each registered holder of this Subscription Rights Certificate (a “Rights Holder”) is entitled to the number of transferable subscription rights (each, a “Right”) to subscribe for the number of shares of common stock, par value $0.001 (the “Common Stock”), of Entech Solar, Inc., a Delaware corporation (the “Company”), as specified herein, on the terms and subject to the conditions set forth in the Company’s prospectus dated September 30, 2009 (the “Prospectus”), which is incorporated herein by reference. Pursuant to the rights offering (the “Rights Offering”) described in the prospectus, each stockholder owing Common Stock of the Company as of September 23, 2009 (such date, the “Record Date”) is entitled to receive one (1) Right for each share of Common Stock and ten (10) Rights for each share of Series D Redeemable Convertible Preferred Stock. Each Rights Holder is entitled to subscribe for 0.1588 of a share of Common Stock for each Right (the “Basic Subscription Right”) at the subscription price of $0.1092 per share of Common Stock (the “Subscription Price”). Fractional shares of the Company’s common stock resulting from the exercise of the Basic Subscription Right will be eliminated by rounding down to the nearest whole share.

If any shares of Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the exercise of the Basic Subscription Right (such available shares, the “Remaining Shares”), a Rights Holder that has exercised fully its Rights pursuant to the Basic Subscription Right may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration and availability (the “Over-Subscription Privilege”).

THE RIGHTS ARE TRANSFERABLE AND MAY BE SOLD

The Rights are transferable until October [—], 2009 (such date, as it may be extended or earlier terminated, the “Expiration Date”). The Company intends to apply for the Rights to be quoted on the National Association of Securities Dealers Over-The-Counter Bulletin Board under the ticker symbol “ENSLR.OB” from [—], 2009 until 5:00 p.m. New York City time on the date that is one (1) business day prior to the Expiration Date. There is no guarantee that the application for quotation will be approved.

The Rights may be sold either through the Subscription Agent, without incurring transaction fees, or through brokerage firms, which may charge a transaction fee or commission to sell the Rights. Subscription Rights Certificates, representing the Rights to be sold, must be received by the Subscription Agent on or before 5:00 p.m. New York City time on the date that is three business days prior to the Expiration Date.

ADDITIONAL INFORMATION

For a more complete description of the terms and conditions of this Rights Offering, please refer to the Company’s Prospectus. Additional copies of the Prospectus are available upon request from the information agent, Georgeson Inc., at (800) 676-0098 (call toll-free). You are encouraged to contact Georgeson Inc. if you have any questions concerning this Rights Offering.

[1]	Unless earlier terminated by Entech Solar, Inc. in its sole discretion.

Account #:
Control #:

CUSIP#:

Number of Shares Held on Record Date:

Number of Rights Issued:

Maximum Shares Available for Purchase Pursuant to the Basic Subscription Right:

METHOD OF EXERCISE, SALE OR TRANSFER OF RIGHTS

To exercise your Rights, Computershare Trust Company, N.A. (the “Subscription Agent”), must receive, in the manner specified herein, at or prior to 5:00 p.m., New York City time, on October [—], 2009, either (A) a properly completed and duly executed Form of Exercise, Sale or Transfer of Subscription Rights and a money order or check or bank draft drawn on a bank or branch located in the United States and payable to “Computershare Trust Company, N.A. (acting as Subscription Agent for Entech Solar, Inc.)” for an amount equal to the number of shares of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege multiplied by the Subscription Price; or (B) a Notice of Guaranteed Delivery guaranteeing delivery of (i) a properly completed and duly executed Form of Exercise, Sale or Transfer of Subscription Rights and (ii) a money order or check or bank draft drawn on a bank or branch located in the United States and payable to “Computershare Trust Company, N.A. (acting as Subscription Agent for Entech Solar, Inc.)” for an amount equal to the number of shares of Common Stock subscribed for pursuant to the Basic Subscription and the Over-Subscription Privilege multiplied by the Subscription Price (which certificate and full payment must then be delivered by 5:00 p.m. New York City time on the third business day after the Expiration Date). Any Rights not exercised prior to the Expiration Date will expire automatically and will have no value.

The method of delivery of the Form of Exercise, Sale or Transfer of Subscription Rights and the payment of the Subscription Price are at the election and risk of the Rights Holder, but if sent by mail it is recommended that the Form of Exercise, Sale or Transfer of Subscription Rights and payment be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., New York City time on the Expiration Date or the date guaranteed payments are due under a Notice of Guaranteed Delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Because a Rights Holder may not receive all the shares for which they subscribe pursuant to the Over-Subscription Privilege, Rights Holders may receive a refund equal to: the amount tendered for shares subscribed for pursuant to the Over-Subscription Privilege less the product of the Subscription Price multiplied by the number of shares issued pursuant to the Over-Subscription Privilege. Any excess payment to be refunded by the Company to a Rights Holder will be mailed by the Subscription Agent as promptly as practicable, likely within five business days after expiration of the rights offering. No interest will be paid on any amounts refunded.

Rights may be sold or transferred in the same manner and with the same effect as with a negotiable instrument payable to specific persons, by duly completing the Form of Exercise, Sale or Transfer of Subscription Rights. The Company intends to apply for the Rights to be quoted on the National Association of Securities Dealers Over-The-Counter Bulletin Board under the ticker symbol “ENSLR.OB” from October __, 2009 until 5:00 p.m., New York City time on the date that is one (1) business day prior to the Expiration Date. There is no guarantee that the application for quotation will be accepted. If you want the Subscription Agent to attempt to sell any of your unexercised Rights, check box “D” on Form of Exercise, Sale or Transfer of Subscription Rights and complete Section 1. If you want a new Subscription Rights Certificate evidencing any unexercised Rights delivered to you or to someone else, check box “E” and indicate the address to which the Rights shall be delivered in Section 1. If you want some or all of your unexercised Rights transferred to a designated transferee, or to a bank or broker to sell for you, check box “F” and complete Section 2 on the Form of Exercise, Sale or Transfer.